DEVELOPMENT AGREEMENT

THIS DEVELOPMENT AGREEMENT ("Agreement") is made and entered into as of August 11, 2006, by and between PAVILION DEVELOPMENT COMPANY, a North Carolina corporation ("Developer") and JDCO, INC., a Calfornia corporation ("Java").

WHEREAS, Java operates drive through stores which sell and serve coffee and related products under the trade name, Java Detour®.

WHEREAS, Java desires Developer to acquire tracts of real property which Developer and Java shall mutually agree shall be the subject of this Agreement. Each tract of real property shall be referred to as a "Site".

WHEREAS, Java desires to grant to Developer the right to develop thirty (30) Sites for the operation of a Co-Tenant Project (as defined in Paragraph 3) or Multi-Tenant Project (as defined in Paragraph 3) Java retail store within the Territory, as hereinafter defined.

WHEREAS, Java agrees that it may be a subtenant an affiliate of TBC Corporation which operates tire sales and retail automotive service stores or any other retailer acceptable to Java and Developer.

NOW, THEREFORE, for good and valuable consideration, the parties hereto hereby agree as follows:

1) Term. The term of this Agreement commenced as of the date first set forth above (the "Effective Date") and shall continue until August 1, 2008 (the "Term"), unless extended by both parties or in accordance with the terms of Paragraph 5 hereof, or unless sooner terminated in accordance with the terms hereof.

2) Acquisition of Sites. Java shall notify Developer of its target markets (cities, towns, SMSAs, etc.) within the Territory, and Developer shall identify and notify Java of potential sites within that market that Developer believes would be appropriate for Java's use. Following such notification, Java shall arrange to visit the potential sites identified by Developer and/or a real estate broker acting as Pavilion's agent, and shall notify Developer of its preliminary approval or disapproval of such sites within ten (10) days of such site visit by electronic mail or other written notice. If after having given its written approval of a site, Java elects not to proceed with a site and notifies Developer of that election in writing prior to the execution and delivery of the Lease, or if a site that has been approved by Java does not result in a Lease Agreement between the parties (or a Co-Tenant in a Co-Tenant Project), then such potential site will not be counted against the minimum Site commitment hereunder, and Java shall reimburse Developer, within thirty (30) days after written demand, costs and expenses (including, without limitation, third-party fees) incurred by Developer in connection with that potential site in an amount not to exceed $7,500.00 (the "Reimbursement"). The Reimbursement shall include, but shall not be limited to, the following costs: due diligence investigations; architectural and engineering fees; legal fees; title examination costs; forfeited earnest money deposits; and other reasonable and documented third-party expenses incurred by Developer. Notwithstanding the foregoing, Java shall not be responsible for payment of the Reimbursement under any one of the following situations: (i) if the Co-Tenant (defined

in Section 3) has not given approval of the Site in a Co-Tenant Project (defined in Section 3); or (ii) if an affiliate of TBC Corporation (e.g., Tire Kingdom or NTB), or any other Co-Tenant unilaterally withdraws in writing from a potential site that it has preliminarily approved in a Co-Tenant Project and both Developer and Java agree to unilaterally withdraw from such potential site.

Java agrees to work with Developer to meet the needs of any other tenants. Java further agrees that its rent will be detailed in a project budget to be delivered to Java prior to execution of a Lease or Sublease, but Java acknowledges and agrees that its rent will be determined by Co-Tenant and Developer to allow for an economically viable project for Co-Tenant.

Once Java has approved a proposed site and Developer has obtained approvals from Co-Tenant required to finance such site, Developer shall use good faith reasonable efforts to enter into a purchase contract or ground lease with the current owner of that site; provided, however, Java shall review all contemplated ground lease documents prior to execution. Following execution of a purchase contract or ground lease, Developer shall notify Java by electronic mail or other written notice that it has done so, and shall undertake preliminary due diligence on the potential site, including the preparation of a site sketch plan for Java's approval.

Following Java's approval of the preliminary site sketch plan, to be evidenced by the initials of the authorized representative of Java, Developer shall prepare and submit to Java for its approval a lease or sublease proposal including the annual rent. Following Java's approval of the annual rent, the satisfaction or waiver by Java, Co-tenants, and Developer of other contingencies (approval of due diligence investigations, title reviews, surveys, environmental reports, obtaining zoning approvals and building permits, etc.) and agreement on the final form of the Lease (as defined below) or Sublease (as defined below), Developer shall proceed to closing under its purchase contract or ground lease. Unless otherwise agreed by the parties, Pavilion shall initiate the preparation of a Lease for a potential site, and Pavilion shall facilitate the transmittal of a draft Sublease between Java and the Co-Tenant acting as Landlord for a potential site, as contemplated by Paragraph 3. As soon as possible following the execution and delivery of the Lease or Sublease and any leases with Co-Tenants or other tenants in a Multi-Tenant Project required in order to finance the proposed site, Developer shall acquire the potential site from its current owner, or waive any termination right that it may have under its ground lease, and such property shall be deemed a "Site" for all purposes under this Agreement.

Following its acquisition of each Site, Developer shall cause to be constructed the improvements on that Site, substantially in accordance with the plans, requirements and/or specifications to be developed by Java, Developer and Childrey, Robinson and Associates as soon as practicable after the complete execution of this Agreement, unless otherwise agreed to by Java and Developer. Once such prototype plans are developed, the parties agree to amend this Agreement to attach such prototype plans hereto as Exhibit A upon the request of any party hereto. The scope of work to be provided by or on behalf of Developer with respect to the development of each Site is outlined in Exhibit B attached hereto. Improvements may consist of single or multi-tenant buildings. Notwithstanding anything in

this Agreement to the contrary, Developer shall only be responsible for delivering the space to be leased by Java (the "Premises") in accordance with either (i) in the case of a Lease, the Work Letter to be attached thereto, or (ii) in the case of a Sublease, the Work Letter to be attached to the Prime Lease (as defined below) (as applicable, the "Developer's Upfit Work"). Java acknowledges and agrees that it shall be responsible for completing the upfit of the Premises beyond the Developer's Upfit Work.

Notwithstanding anything in this Agreement to the contrary, Developer shall have no obligation to develop any Sites on behalf of Java, if Developer is unable to obtain financing on terms acceptable to Developer in its commercially reasonable discretion. In the event, Developer is unable to obtain acceptable financing for a period of six (6) months despite good faith efforts, Developer, shall have the option, in its sole discretion, to terminate this Agreement.

3) Lease and Sublease.

(a) *Project Type.* The Sites developed by Developer pursuant to this Agreement shall fall into one of the following two categories:

(i) A Site that contains a single building for occupancy by two tenants, with one tenant being Java and the other tenant being a credit-quality tenant, such as Tire Kingdom, Blockbuster, FedEx/Kinko's or UPS (each, a "Co-Tenant"), is referred to herein as a "Co-Tenant Project." A Co-Tenant Project in which Developer is the landlord of Java is referred to herein as a "Co-Tenant Direct Lease Project," and a Co-Tenant Project in which the Co-Tenant is the landlord of Java is referred to herein as "Co-Tenant Sublease Project."

(ii) A Site that contains one or more buildings for occupancy by more than two tenants is referred to herein as a "Multi-Tenant Project."

(b) *Lease.* On or before Developer's acquisition of each Site to be developed as a Co-Tenant Direct Lease Project or a Multi-Tenant Project, Developer and Java (unless Developer, in its sole discretion, agrees to permit an affiliate of Java to execute such lease, whereupon Java agrees to enter into a lease guaranty in form acceptable to Developer) shall enter into a lease for the Premises on such Site (each, a "Lease"). The parties agree to negotiate the form of the Lease in good faith in connection with the first Site to be structured as a Co-Tenant Direct Lease Project or a Multi-Tenant Project, and upon reaching an agreement on such form, the parties shall, at the request of either party, amend this Agreement to attach such form Lease to this Agreement as Exhibit C. Notwithstanding the foregoing, Developer and Java agree that any form Lease attached to this Agreement shall serve as a starting point for negotiations only, and that the final form of each Lease will differ depending on the Site and the other tenants in such project. Java represents and warrants that it has obtained all necessary approvals related to the obligations of Java and any other Java Stores under this Agreement.

(c) *Sublease.* On or before Developer's acquisition of each Site to be developed as a Co-Tenant Sublease Project, Developer and a Co-Tenant shall enter into a lease that

includes the Premises on such Site (each, a "Prime Lease"). Additionally, on or before Developer's acquisition of each Site to be developed as a Co-Tenant Sublease Project, the Co-Tenant that is the tenant under the Prime Lease (each, a "Sublandlord Co-Tenant") and Java (unless Sublandlord Co-Tenant, in its sole discretion, agrees to permit an affiliate of Java to execute such lease, whereupon Java agrees to enter into a lease guaranty in form acceptable to Sublandlord Co-Tenant) shall enter into a sublease for the Premises on such Site (each, a "Sublease"). Developer agrees to facilitate communication between the Sublandord Co-Tenant and Java, but Java acknowledges and agrees that Developer shall have not have any responsibility for drafting or negotiating any Sublease. Notwithstanding the foregoing, Developer must approve the final form of the Sublease prior to execution, such approval not to be unreasonably withheld. Java agrees to negotiate the form of each Sublease with each Sublandlord Co-Tenant in good faith and to use commercially reasonable efforts to finalize the form of each Sublease prior to the expiration of any inspection period under any ground lease or purchase agreement that Developer has for such proposed site. Java acknowledges and agrees that the final form of each Sublease will differ depending on the Site and the Sublandord Co-Tenant. Java represents and warrants that it has obtained all necessary approvals related to the obligations of Java and any other Java Stores under this Agreement.

(d) *Term of Lease and Sublease.* The initial term of each Lease under a Co-Tenant Direct Lease Project or a Multi-Tenant Project shall be for a minimum period of ten (10) years from rent commencement, and Java shall have four (4) consecutive options to extend the term of each such Lease for periods of five (5) years each; provided, however, in no event shall the Sublease exceed the term of the Prime Lease.

(e) *Initial Base Rent.* The base rent in each Lease and Sublease shall be determined separately for each project and finalized in the Lease or Sublease, as applicable, for the Premises for each Site.

(f) *Base Rental Increases.* Developer and Java agree that the initial base rent in each Lease and Sublease shall increase by ten percent (10%) on the fifth, tenth, fifteenth, and twentieth anniversaries of the rent commencement date thereunder.

(g) *Lease Controls.* Once a Lease or Sublease is executed by Java for a given Site, the terms and conditions of any such Lease or Sublease shall supersede the terms and conditions of this Agreement with respect to that Site. The termination of this Agreement, for any reason, shall not affect any Lease or Sublease that has been executed by the parties prior to the effective date of termination.

4) <u>Preferred Right to Develop.</u>

(a) For all purposes of this Agreement, Developer and Java acknowledge and agree that the definition of "Territory" shall include all of the SMSA for the cities of Dallas/Ft. Worth, Texas, Houston, Texas, Orlando, Florida, and Jacksonville, Florida. Furthermore, Java agrees to grant a preference to Developer as the Preferred Developer for Java in any new markets entered into by Java after the Effective Date on the same terms and conditions as stated in this Agreement, except that Developer shall have a right of first

refusal for any Sites outside the Territory that will involve a Co-Tenant introduced to Java by Developer including but not limited to TBC Corporation and its affiliates or who has been a Co-Tenant of Java pursuant to a Site undertaken pursuant to this Agreement.

(b) Java has designated Developer as the only Java Preferred Developer for co-tenant and multi-tenant projects in the Territory. Notwithstanding Developer's designation as the Java Preferred Developer for the Territory, Java reserves the right, in its sole discretion, to consider and/or accept any other real estate acquisition and/or development transaction within the Territory, from other parties that do not have preferred developer status, provided that Java complies with the following requirements (the "Third-Party Project Requirements"): (i) Developer has not been given a specific assignment to locate prospective sites in the defined trade area or market subject to the proposed third-party project; (ii) Java has referred all real estate inquiries, proposals and sales calls (including all information packages, prospective site details etc.) for sites within the Territory to Developer immediately upon receipt; and (iii) Developer, in Developer's sole discretion, has been provided with an ample opportunity to consummate the transaction. Java reserves the further right, upon prior written notice to, and agreement from, Developer, from time to time modify add additional SMSA's to the Territory, so long as Developer is provided the opportunity to develop up to thirty (30) Sites during the Term of this Agreement, unless this Agreement is terminated pursuant to the terms hereof. Accordingly, Developer acknowledges that while it has been designated as the only Preferred Developer for the Territory, it has not been designated as an exclusive developer for Java outside the Territory, except for sites to be occupied under a structure similar to the Co-Tenant Sublease Projects (as defined in Paragraph 3). Notwithstanding anything in this Agreement to the contrary, in the event Java leases any space from a credit-worthy tenant contacted by Developer in a structure similar to the Co-Tenant Sublease Projects without such site being subject to this Agreement, Developer shall have the right to develop projects similar to the Co-Tenant Sublease Projects for any third party, including, without limitation, competitors of Java only after having first presented the project to Java. If Developer does not receive a written approval from Java within thirty (30) days, Developer has the right to proceed with the project with any other Tenant(s) it chooses, including competitors of Java.

(c) The parties agree, subject to the terms of Paragraph 4, that Java shall provide Developer the opportunity to participate in the development of any potential sites identified in the Territory during the Term, regardless of the source of the information on the potential site (i.e., whether from a broker, or direct contacts made by either Java or Developer). During the Term and for a period of one year after the expiration or early termination of this Agreement, Java (either directly or through affiliated entities, principals, or employees) agrees not to pursue the separate development of a project within the Territory or with any (i) Co-Tenants introduced by Developer, and (ii) clients, tenants, retailers, or landlord's with which Developer has had contact with regarding Java's occupancy of a site unless Developer has declined to participate in that project either by so advising Java or by failing to respond to Java or others within thirty (30) days to any inquiry or prospective site opportunity, unless Developer approves such pursuit in writing. However, Java may, in the exercise of its reasonable judgment and in good faith consistent with the intent of this Agreement, elect not to include a potential

site under this Agreement if (i) the unaffiliated owner of a site requires as a condition of occupancy on the subject site and any adjacent property owned by such owner, that any construction must be performed only by the owner; or (ii) Java elects to acquire an existing location (or locations) operated by a different retailer in the same business, in which case, Developer shall be continuously informed of discussions regarding such transactions and be provided a right of first refusal (which will automatically terminate within 30 days if Developer does not respond to Java once it is notified of such and opportunity) to provide any sale-leaseback financing. Moreover, Java agrees that it will notify Developer of any discussions with other developers or real estate professionals that are not Preferred Developers for Java that may lead to any site development by such other Developer in the Territory or any Co-Tenancy outside the Territory.

(d) The terms and provisions of this Paragraph 4 shall survive for one (1) year after the expiration or termination of this Agreement.

5) Extension of Term. At the end of the Term of this Agreement, if Developer has not acquired and developed thirty (30) Sites within the Territory, and if this Agreement has not been terminated pursuant to the terms hereof, Developer shall have the right to extend the Term of this Agreement until Developer has acquired and developed thirty (30) Sites within the Territory, and shall have a right of first refusal to develop sites in any geographic area within the Territory on the same terms and conditions as provided herein until such time as thirty (30) Sites have been developed or acquired as set forth herein.

6) Approval of Site after Termination. In the event Java decides to develop a store on any site within the Territory during the twelve (12) month period following termination of this Agreement, which site was presented to Java by Developer or one of Developer's agents during the Term, Java shall allow Developer to develop the Site in accordance with the terms and conditions of this Agreement. The terms of this Paragraph 6 shall survive for one (1) year after the expiration or termination of this Agreement, provided, however, that Developer shall have the right to enforce the provisions of this Paragraph 6 for three (3) years after the expiration or termination of this Agreement.

7) Assignment. The rights, duties and obligations under this Agreement may not be assigned by either party hereto, without the prior written consent of the other party, which consent may be withheld for any reason, and any attempt to assign said rights, duties and obligations without the prior written consent of the other party shall be null and void and of no force or effect; provided, however, the Developer may assign its rights under this Agreement to a single purpose entity affiliated with Developer. Subject to the restriction on assignment contained herein, the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns. Any assignment or subcontracting, even with the consent of a party hereto, shall not relieve the other party from any of its obligations or liabilities hereunder.

8) Termination by Java. In addition to other termination rights granted herein, including the right to terminate as a result of a default hereunder, Java reserves the right, in its discretion, to terminate this Agreement by written notice to Developer if Java elects to cease the development of new Java stores within the Territory, subject to Developer's right to reinstate

this Agreement as provided below or (b) upon the occurrence of any "Developer Default" under this Agreement. For purposes of this Agreement, the term "Developer Default" means a failure by Developer to perform a material obligation under this Agreement that is not cured within thirty (30) days after written notice of the default is given by Java to Developer; provided, however, that if such failure or violation cannot reasonably be performed, cured or remedied within such thirty (30) day period, and if Developer shall have commenced in good faith to cure the violation within such thirty (30) day period and shall continue to diligently pursue such cure, Developer shall have an additional reasonable period of time to cure the violation before a "Developer Default" is deemed to occur..

If Java elects to terminate this Agreement as a result of its cessation of development in the Territory, as provided above, then Java shall: (x) reimburse Developer for all pre-development expenses incurred by Developer prior to the termination date with respect to each of the potential sites identified and preliminarily approved by Java, as provided in Paragraph 2, and (y) permit Developer the option of reinstating this Agreement if Java subsequently elects, at any time within ten (10) years after such termination, to develop (or cause to be developed) new Java stores within the Territory on the terms and conditions set forth below. The reimbursement to Developer shall be made within thirty (30) days after written demand by Developer, accompanied by a schedule of the pre-development expenses for which Developer seeks reimbursement, including but not limited to the cost of due diligence investigations, architectural and engineering fees, legal fees, and title examination costs. In addition, if Java subsequently elects, at any time within ten (10) years after such termination, to develop new Java stores within the Territory, then Java shall notify Developer of that election in writing, and give Developer the opportunity to resume its activities under this Agreement as the Preferred Developer for the Territory. If Developer desires to resume those activities, Developer shall notify Java in writing within thirty (30) days of receiving the notice from Java of its intentions to resume development of Sites. In that event, this Agreement shall be reinstated automatically as of the date of Developer's notice. Upon such a reinstatement of this Agreement, the parties agree to execute any documentation reasonably requested by either party to confirm such reinstatement.

9) Confidentiality. Should either party, in the performance of this Agreement, acquire confidential information (which is clearly designated as such) ("Confidential Information") concerning the other party, whether financial, technical, administrative, or of some other nature, the party shall hold such information in strict confidence, and shall not use said information, nor disclose it to any other person, except as required by judicial order, for regulatory compliance or for performance of this Agreement, without the other party's prior written consent.

Without prior written consent from Java, Developer shall not in any manner disclose, advertise, or publish the existence of this Agreement or any terms of any transaction under this Agreement or the terms of any other agreements or transactions between Developer and Java relating to the Preferred Developer Program; provided, however, that during the term of this Agreement, Developer may hold itself out to the public as being a Java Preferred Developer in its daily business activities.

The confidentiality restrictions of this Paragraph 9 shall survive the expiration or termination of this Agreement. Developer agrees to maintain as confidential all Confidential Information and to abide with the provisions of this Paragraph 9 for a period of three (3) years after termination of this Agreement without regard to the reason for termination or withdrawal of Developer's designation as a Java Preferred Developer.

Immediately upon termination of this Agreement for any reason, each party shall promptly return to the other all tangible forms of Confidential Information and all copies thereof. In particular, Java shall return to Developer all due diligence information with respect to potential sites identified and preliminarily approved by Java, as provided in Paragraph 2, and all plans and specifications (including prototype plans and specifications) prepared by or at the expense of Developer. Following such termination, Java shall have no further right to use such plans and specifications without the prior written consent of Developer.

10) Entire Agreement. This instrument shall constitute the entire understanding between the parties, superseding any and all previous understandings, oral or written, pertaining to the subject matter contained herein.

11) Force Majeure. Delays or failure of either party in the performance of its required obligations shall be excused if caused by circumstances beyond the reasonable control of the party affected, including, but not limited to, defaults by third parties (including defaults by owners of Sites under any purchase agreement or ground lease), acts of God, strikes, labor holiday, fire, flood, windstorm, explosion, riot, war, sabotage, action or request of governmental authority, accident, inability to obtain material, equipment or transportation, provided that a prompt notice of such delay is given and the parties shall be diligent in attempting to remove such cause(s) and thereafter perform such obligations as soon as reasonably practicable under the circumstances; provided, however, that nothing in this paragraph shall excuse a party's failure to any sums due and owing hereunder.

12) Governing Law. This Agreement shall be deemed a contract entered into, delivered and made in the State of North Carolina, and it shall be governed, construed, interpreted and enforced in accordance with the laws of the State of North Carolina, notwithstanding the principles of conflicts of law.

13) Modification. The parties hereto may amend, modify and supplement this Agreement only in writing duly executed by all parties hereto.

14) Notice. Any notice, consent or other communication permitted or required by this Agreement to be given to a party shall be in writing and addressed to such party at the following address or transmitted via facsimile machine (provided documentation of completed transmission is retained) to the following facsimile number:

If to:	Pavilion Development Company 5605 Carnegie Boulevard, Suite 110 Charlotte, NC 28209 Attn: Richard M. Davies (704) 552-1159 (Fax)
Copy to:	William K. Packard Robinson, Bradshaw & Hinson, P.A. 101 North Tryon Street, Suite 1900 Charlotte, NC 28246 (704) 378-4000 (Fax)
If to:	JDCO, Inc. PO Box 73826 Davis CA, 95617 530-756-8020 Office 530-756-8020 Fax

unless a different individual, address or facsimile number shall have been designated by the respective party by notice in writing in accordance herewith. Any notice given hereunder shall be deemed given when delivered by hand, one (1) day after being transmitted by facsimile or three (3) days after being deposited in the United States mail, postage prepaid, certified mail (return receipt requested).

15) Recitals and Exhibits. The recitals are made part of this Agreement, and the exhibits attached hereto are incorporated by this reference as if set out fully herein.

16) Specific Performance. The parties hereto understand and agree that each will be irreparably injured if this Agreement is not specifically enforced with respect to the development and leasing of Sites approved by both parties under the terms of this Agreement and for which a Lease has been executed, and the parties hereby agree that each shall be entitled to a decree of specific performance to effectuate the terms of this Agreement with respect to any such Sites, subject to the terms of the applicable Lease. Upon any default by either party under this Agreement, the other party shall have the right to terminate this Agreement after thirty (30) days notice and opportunity to cure the default. In the event of such termination, the parties shall be released from all liability and obligations hereunder except (other than those obligations and liabilities that expressly survive termination) for actual out-of-pocket costs sustained relating to potential sites identified prior to such termination and approved by both parties, but as to which a Lease or Sublease was not executed prior to the termination. All other damages for default, whether compensatory, consequential or punitive, are hereby waived by the parties, without limiting any rights that they may have under any existing Leases.

17) No Agency. Developer is in all regards operating as an independent contractor with respect to the subject matter of this Agreement, and Developer shall in no event be considered an employee, partner, agent or joint venturer of Java. Neither party shall have the right or authority to bind the other to any agreement with a third party.

18) Scope of Retail Facilities. For all purposes of the Agreement, Developer and Java acknowledge and agree that this Agreement shall encompass coffee and related products sold through stores operated by or under license from Java to be developed and constructed by Developer.

19) Future Amendment to Exhibits. Developer and Java acknowledge that each exhibit attached hereto (or to be attached hereto in the future pursuant to an amendment as contemplated herein) may need to be amended in the future to effect the intent of the parties in this Agreement and any future negotiations amongst the parties. Developer and Java agree to cooperate and act in good faith to further amend the Agreement when such exhibits are in need of amendment or once such exhibits have been finalized between the parties.

20) Exclusivity. Provided that Developer has been developing a minimum number of twenty (20) Co-Tenant Sublease Projects per year, Developer agrees that, commencing on the date hereof and for the term of this Agreement, Developer shall not (either directly or through affiliated entities) develop projects or perform any services similar to those contemplated under this Preferred Developer program for any competitors of Java, Inc., within the Territory or within any State in which Java operates Stores. Competitors shall generally include any multi-store retail coffee and related product sales entity that provides coffee and related product sales as its primary offering to consumers. Notwithstanding the foregoing, if Java does not approve a potential site proposed to it by Developer as provided in Paragraph 4, Developer or its affiliates shall not be prohibited from marketing or conveying that site to a competitor of Java.

Java agrees that, commencing on the date hereof and for the term of this Agreement, Java shall not directly or through affiliated entities enter into any leases or subleases for any projects similar to a Co-Tenant Project or a Multi-Tenant Project with competitors of TBC Corporation and its affiliates. Competitors shall generally include any automotive service entity that principally or primarily provides tire sales and service as part of its offering to consumers. The provisions of this paragraph shall survive for one (1) year after the expiration or termination of this Agreement, provided.

21) Brokerage fees. Developer and Java agree that no brokerage fee is due to an agent of either party. Developer may charge a brokerage fee to any Co-Tenant or owner of a Multi-Tenant Project.

IN WITNESS WHEREOF, this Development Agreement has been executed as of the day and year first above written.

PAVILION DEVELOPMENT COMPANY

By: _[signature]_
Name: THOMAS TODD LANKFORD
Title: COO

JDCO, INC.

By: _[signature]_
Name: Michael Binninger
Title: CEO

EXHIBIT A

PROTOTYPE PLANS AND SPECIFICATIONS

[To be attached at a later date]

EXHIBIT B

SCOPE OF DEVELOPER'S WORK

Developer shall provide the following services:

1. Assist in site identification and selection process;
2. Provide pertinent information concerning site analysis; industry demographic reports and traffic counts;
3. Negotiate with and contract to purchase sites;
4. Conduct environmental, geophysical and soil analyses;
5. Prepare site plans and elevations;
6. Negotiate with and make presentations to the appropriate authorities concerning right to build issues;
7. Provide construction management;
8. Prepare construction and development budgets for each project;
9. Contract with and manage contractors, engineers, architects and surveyors as necessary; and
10. Arrange financing for projects.
11. Prepare Lease for any Co-Tenant Direct Lease Project or Multi-Tenant Project with attached Work Letter.

Developer reserves the right to sell, develop and/or lease excess properties acquired out of each site.

EXHIBIT C

FORM OF LEASE

[May be added at a future date]